Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 28, 2024 relating to the financial statements of Enovix Corporation and subsidiaries and the effectiveness of Enovix Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enovix Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such registration statement.
/s/ Deloitte & Touche LLP
San Jose, California
August 5, 2024